Exhibit 21.1

Subsidiaries of Valley National Bancorp

The following is a list of subsidiaries of Valley National Bancorp, the names under which such subsidiaries do business, the jurisdiction in which each was incorporated, and the percentage of voting securities directly or indirectly owned by the parent organization, as of the date of this proxy statement/prospectus.

	Name	Jurisdiction of Incorporation	Percentage of Voting Securities Owned by Parent Directly or Indirectly
(a)	Subsidiaries of Valley:
	Valley National Bank	United States	100%
	Aliant Statutory Trust II	Delaware	100%
	GCB Capital Trust III	Delaware	100%
	State Bancorp Capital Trust I	Delaware	100%
	State Bancorp Capital Trust II	Delaware	100%
(b)	Subsidiaries of Valley National Bank:
	Hallmark Capital Management, Inc.	New Jersey	100%
	Highland Capital Corp.	New Jersey	100%
	Valley Insurance Services, Inc.	New York	90%
	Metro Title and Settlement Agency, Inc.	New York	100%
	Valley Commercial Capital, LLC	New Jersey	100%
	Valley Securities Holdings, LLC	New York	100%
	VNB New York, LLC	New York	100%
(c)	Subsidiaries of Valley Insurance Services, Inc.:
	RISC One, Inc.	New York	100%
	Valley Insurance Services of Florida, LLC	Florida	100%
(d)	Subsidiaries of Valley Securities Holding, LLC
	SAR II, Inc.	New Jersey	100%
	Shrewsbury Capital Corporation	New Jersey	100%
	Valley Investments, Inc.	New Jersey	100%
	Oritani Investment Corp.	New Jersey	100%
(e)	Subsidiary of Oritani Investment Corp.:
	Oritani Asset Corp.	New Jersey	100%
(f)	Subsidiary of SAR II, Inc.:
	VNB Realty, Inc.	New Jersey	100%
(g)	Subsidiary of VNB Realty, Inc.:
	VNB Capital Corp.	New York	100%